Exhibit 77(e)(4)

AMENDED SCHEDULE A

to

INVESTMENT SUB-ADVISORY AGREEMENT

between

Directed services llc

and

Clearbridge advisors, llc

PORTFOLIOS

ING Legg Mason ClearBridge Aggressive Growth Portfolio

AMENDED APPENDIX A

to

INVESTMENT SUB-ADVISORY AGREEMENT

between

directed services llc

and

ClearBridge advisors, llc

Portfolios	Annual Sub-Adviser Fee (as a percentage of average daily net assets)

ING Legg Mason ClearBridge Aggressive Growth Portfolio

0.35% on combined assets of these Portfolios below $500 million;

0.30% on combined assets of these Portfolios from $500 million to $2 billion;

0.25% on combined assets of these Portfolios in excess of $2 billion